Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REPLIMUNE GROUP, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Replimune Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Replimune Group, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 5, 2017 under the name Replimune Group, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to further amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE FIRST

The name of this corporation is Replimune Group, Inc. (the “Corporation”).

ARTICLE SECOND

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE FOURTH

The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-nine million two hundred ninety thousand two hundred fifty-six (29,290,256). The total number of shares of common stock, $0.001 par value per share (the “Common Stock”), authorized to be issued is twenty-seven million three hundred fourteen thousand two hundred eighty-eight (27,314,288), of which twenty-six thousand two hundred fifty-eight (26,258) shares are designated as Common A Stock (“Common A Stock”). The total number of shares of preferred stock, $0.001 par value per share, (the “Preferred Stock”) authorized to be issued is one million nine hundred seventy-five thousand nine hundred sixty-eight (1,975,968), of which (i) two hundred fifty thousand (250,000) shares are designated as Series Seed Preferred Stock (the “Series Seed Preferred Stock”) (ii) eight hundred sixty-four thousand five hundred fifty-three (864,553) shares are designated Series A Preferred Stock (the “Series A Preferred Stock”) and (iii) eight hundred sixty-one thousand four hundred fifteen (861,415) shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”). Other than in respect of the specific rights and limitations of the Common A Stock shares set out in Article IV(A)(3) or unless expressly stated otherwise herein, for the purposes hereof, the Common Stock and Common A Stock are referred herein together as the “Common Stock”.

At the time of the filing of this Second Certificate of Amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a 1-for-9.94688 forward stock split of the issued and outstanding shares of Common Stock, other than the Common A Stock, shall become effective, whereby every one (1) share of Common Stock, other than the Common A Stock, issued and outstanding immediately prior to the Effective Time, automatically, and without any action on the part of the holder thereof, shall be reclassified and converted into 9.94688 shares of Common Stock (the “Forward Stock Split”). No fractional shares of Common Stock shall be issued or issuable in connection with the Forward Stock Split. All resulting shares of Common Stock shall be rounded down to the nearest whole share of Common Stock and, upon surrender after the Effective Time of a certificate or certificates which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time (the “Prior Common Stock”), any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Forward Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the board of directors. Following the Forward Stock Split, (i) each certificate representing the shares of Prior Common Stock shall represent the number of shares of the Corporation’s Common Stock into which the shares of Prior Common Stock previously represented by such stock certificate had been converted; and (ii) each person holding of record a certificate or certificates that represented shares of Prior Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of the Corporation’s Common Stock to which such person was entitled as a result of the Forward Stock Split.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation,

A.                                    COMMON STOCK

1.                                      General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.                                      Dividend and Distribution Rights of Common A Stock. For purposes of Article IV(B)(1) , each share of the Common A Stock shall be entitled solely to a dividend equal to a maximum of 100% of the par value of each share of the Common A Stock. For purposes of Article IV(B)(2.1), each share of the Common A Stock shall be entitled solely to a distribution equal to a maximum of 300% of the par value of each share of the Common A Stock.

B.                                    PREFERRED STOCK

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Part B of this Article Fourth. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.                                      Dividends.

(a)                                 Subject to Article IV(A)(3), in respect of the Common A Stock, from and after the date of the issuance of any shares of Preferred Stock, dividends at the rate per annum of six percent (6%) of the Original Issue Price of each such share of Preferred Stock shall accrue on such shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock (“Adjustment Event”)) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be non-cumulative; provided, however, that except as set forth in the following sentence of this Section 1 or in Subsection 2.1, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock ) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to an amount per share of Preferred Stock equal to 6 percent of the Original Issue Price of such share of Preferred Stock. The “Original Issue Price” means $63.79 per share (subject to any Adjustment Event) in respect of the Series B Preferred Stock, $34.70 per share (subject to any Adjustment Event) in respect of the Series A Preferred Stock, and $10 per share (subject to any Adjustment Event) in respect of the Series Seed Preferred Stock.

(b)                                 After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                               On a Liquidity Event (as defined below), the proceeds or assets from such Liquidity Event (the “Proceeds”) shall be applied:

2.1.1                     first, in paying to the holders of Series B Preferred Stock, in priority to any payment to the holders of Series A Preferred Stock, Series Seed Preferred Stock and Common Stock (in respect of the Series A Preferred Stock, Series Seed Preferred

Stock and Common Stock held by such holder), an amount per share of Series B Preferred Stock held by such stockholder equal to $63.79 per share (subject to any Adjustment Event) (the “Series B Original Issue Price”) plus all dividends and or other sums payable in respect of that share of stock, together with all interest and other amounts payable on that share (the “Series B Preference Amount”) (provided that if there are insufficient Proceeds to satisfy the full Series B Preference Amount, the entire Proceeds shall be distributed among the holders of Series B Preferred Stock in proportion to the full preferential amount that each such stockholder is otherwise entitled to receive under this Section 2.1.1);

2.1.2                     second, upon completion of the distribution required by Section 2.1.1, in paying to any payment to the holders of Series A Preferred Stock, in priority to the holders of Series Seed Preferred Stock and Common Stock (in respect of the Series Seed Preferred Stock and Common Stock held by such holder), an amount per share of Series A Preferred Stock held by such stockholder equal to $34.70 per share (subject to any Adjustment Event) (the “Series A Original Issue Price”) plus all dividends and or other sums payable in respect of that share of stock, together with all interest and other amounts payable on that share (the “Series A Preference Amount”) (provided that if there are insufficient Proceeds to satisfy the full Series A Preference Amount, the entire Proceeds available to the holders of Series A Preferred Stock shall be distributed among the holders of Series A Preferred Stock in proportion to the full preferential amount that each such stockholder is otherwise entitled to receive under this Section 2.1.2);

2.1.3                     third, upon completion of the distributions required by Section 2.1.1 and Section 2.1.2, in paying to any payment to the holders of Seed Preferred Stock, in priority to the holders of Common Stock (in respect of the Common Stock held by such holder), an amount per share of Series Seed Preferred Stock held by such stockholder equal to $10.00 per share (subject to any Adjustment Event) (the “Series Seed Original Issue Price”) plus all dividends and or other sums payable in respect of that share of stock, together with all interest and other amounts payable on that share (the “Seed Preference Amount”) (provided that if there are insufficient Proceeds to satisfy the full Seed Preference Amount, the entire Proceeds available to the holders of Series Seed Preferred Stock shall be distributed among the holders of Series Seed Preferred Stock in proportion to the full preferential amount that each such stockholder is otherwise entitled to receive under this Section 2.1.3); and

2.1.4                     fourth, upon completion of the distributions required by Section 2.1.1, Section 2.1.2 and Section 2.1.3, all of the remaining Proceeds shall be distributed to the holders of the Common Stock, the holders of Series B Preferred Stock and the holders of Series A Preferred Stock (assuming full conversion of all such Series A Preferred Stock and Series B Preferred Stock) until, with respect to the holders of Series B Preferred Stock and Series A Preferred Stock, such holders shall have received the applicable Participation Cap (as defined below; thereafter, if Proceeds remain, the holders of Common Stock shall receive all of the remaining Proceeds pro rata based on the number of shares of Common Stock held by each. For purposes of this Certificate of Incorporation, “Participation Cap” shall mean $127.58 for the Series B Preferred Stock and $69.40 for the Series A Preferred Stock (each subject to any Adjustment Event), which includes amounts paid pursuant to Sections 2.1.1. and 2.2.2., respectively; and

2.2                               Notwithstanding the foregoing provisions of Section 2.1, if on a Liquidity Event the holders of Preferred Stock would have received more than they are entitled to receive under this Section 2 in respect of their Preferred Stock had the Series Seed Preferred Stock, the Series A Preferred Stock and/or the Series B Preferred Stock, as applicable, been converted into shares of Common Stock (but not Common A Stock) immediately prior to such Liquidity Event, then the holders of Preferred Stock shall receive such higher amount in lieu of the amount payable under Section 2.1.

2.3                               In the event that any of the consideration payable upon a Liquidity Event is subject to escrow or other contingencies, then any proceeds available for distribution at the closing of such Liquidity Event (the “Initial Consideration”) shall be distributed in accordance with the liquidation preferences set forth in Section 2.1 as if the Initial Consideration were the only consideration payable upon such Liquidity Event, and any other consideration that is subsequently released from escrow or other contingencies shall be distributed in accordance with Section 2.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

2.4                               “Liquidity Event” means:

2.4.1                     any merger, consolidation or acquisition, involving the Corporation or any of its subsidiaries, in which the Corporation or its subsidiaries is not the surviving entity (except a merger or consolidation in which the holders of the capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Corporation or the surviving or acquiring entity);

2.4.2                     the disposal or lease by the Corporation of all or substantially all of its assets or the grant of an exclusive license or lease over all or substantially all of the Intellectual Property of the Corporation (an “Asset Sale”);

2.4.3                     the sale of (or the grant of a right to acquire or to dispose of) any of the shares in the capital of the Corporation (in one transaction or as a series of transactions) which will result in the purchaser (including, for the avoidance of doubt, any affiliates, entities controlled by or under common control with such purchaser) of those shares (or grantee of that right) acquiring an interest in shares giving to the holder or holders control of the Corporation, except where the sale is a sale of the entire issued capital stock of the Corporation to a newly formed holding company, pursuant to which the membership, pro rata stockholdings and classes of stock comprised in such holding company matches that of the Corporation immediately following the transfer of the issued capital stock of the Corporation to such holding company (a “Share Sale”);

2.4.4                     the occurrence of an event (including a merger or consolidation) where a person who did not previously exercise control over an entity acquires or otherwise becomes able to exercise such control, or where a person who was previously able to exercise control over that entity ceases to be in a position to do so (a “Change of Control”) in respect of the Corporation;

2.4.5                     the passing of any resolution for the liquidation, bankruptcy or winding up of the Corporation or any other return of capital or distribution of assets (on liquidation, capital reduction or otherwise but excluding a conversion, redemption or repurchase by the Corporation of shares made in accordance with this Certificate of Incorporation) (a “Winding Up”);

2.4.6                     any other a return of capital to stockholders (other than a conversion, redemption or repurchase of shares made in accordance with this Certificate of Incorporation).

2.4.7                     “Intellectual Property” means copyrights, trade and service marks, trade names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how, registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same;

2.5                               Exit Provisions.

2.5.1                     On a Share Sale, the consideration payable (including any contingent or deferred consideration) whether in cash or otherwise to those stockholders selling shares of stock under a Share Sale (the “Proceeds of Sale”) shall be distributed among the stockholders selling shares in the Share Sale in the manner and order of priority set out in Section 2.1 and the Corporation shall not register any transfer of shares if the Proceeds of Sale are not so distributed, provided that if the Proceeds of Sale are not settled in their entirety upon completion of the Share Sale:

(a)                                 the Corporation shall not be prohibited from registering the transfer of the relevant Shares so long as the Proceeds of Sale that are settled have been distributed in accordance with this Section 2.5; and

(b)                                 the stockholders shall take any action reasonably required by the holders of at least 75% of the shares of Preferred Stock (voting together as a single class, on an as-converted basis and not as separate series) (the “Investor Majority”) to ensure that the Proceeds of Sale in their entirety are distributed among the stockholders in accordance with this Section 2.5, provided, however, that the approval of the holders of at least 55% of the Series B Preferred Stock shall be required for any requested action that results in the holders of Series B Preferred Stock receiving less than their full liquidation preference under Section 2.1.1 (the “Series B Approval”).

2.5.2                     On an Asset Sale, the surplus assets of the Corporation remaining after payment of its liabilities shall be distributed (to the extent that the Corporation is lawfully permitted to do so) in the order of priority set out in Section 2.1 within ninety (90) days after the closing of the Asset Sale, unless otherwise agreed to by the Investor Majority and the Series B Approval (if applicable).

2.5.3                     On an Asset Sale, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Liquidity Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Liquidity Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least 75% of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Liquidity Event, the Corporation shall use the consideration received by the Corporation for such Liquidity Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidity Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the amount due to such holders of Preferred Stock as set forth in Section 2.1 hereof. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock pursuant to the liquidation preferences under Section 2.1, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.

3.                                      Voting.

3.1                               General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2          Election of Directors.  The Board shall consist of no more than ten (10) directors.  The holders of a majority of the outstanding shares of Common Stock (the “Common Majority”) shall be entitled to elect two (2) directors of the Corporation (the “Common Stockholder Directors”).  The holders of the majority of the outstanding shares of Series Seed Preferred Stock shall be entitled to elect two (2) directors of the Corporation (the “Series Seed Directors”).  The holders of the majority of the outstanding shares of Series A Preferred Stock shall be entitled to elect one (1) director of the Corporation (the “Series A Director”).  The holders of at least 55% of the outstanding shares of Series B Preferred Stock shall be entitled to elect two (2) directors of the Corporation (the “Series B Directors” and together with Series A Director and Series Seed Directors, the “Investor Directors”). The holders of the majority of the outstanding shares of capital stock of the Corporation, voting together as a single class on an as converted basis, shall be entitled to elect three (3) directors of the Corporation.

3.3                               Preferred Stock Protective Provisions. At any time when any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) the prior written consent of the Investor Majority (the “Investor Majority Consent”) and any such act or transaction entered into without such consent or vote shall be null and void, and of no force or effect:

3.3.1                     alter or change the rights, preferences or privileges of the Preferred Stock;

3.3.2                     amend any provision of the Corporation’s Certificate of Incorporation or bylaws;

3.3.3                     create or issue any new class or series of shares in the capital of the Corporation having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock (including with respect to redemption, liquidation preference, and voting or dividends);

3.3.4                     effect a merger, consolidation, sale of any, all or substantially all of the assets of the Corporation, or other reorganization of the Corporation (or a subsidiary of the Corporation) resulting in a Liquidity Event, or consent to any of the foregoing;

3.3.5                     sell, exclusively license or otherwise transfer of all or substantially all of the assets of the Corporation or consent to any of the foregoing;

3.3.6                     liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidity Event, or consent to any of the foregoing;

3.3.7                     acquire a controlling interest in any other person;

3.3.8                     acquire or dispose of the all or substantially all the assets of any other person or merge the Corporation or any part of its business with any other person or propose to do so;

3.3.9                     agree to credit lines, leases or borrowings or indebtedness in the nature of borrowings, in a single or related series of transactions, in excess of $100,000;

3.3.10              adopt any employee stock option plan or other employee compensation or incentive program, or increase the number of shares available under such a plan or arrangement, or otherwise increase the number of shares reserved for issuance to directors, officers, employees or consultants of the Corporation; and

3.3.11              increase or decrease the number of members of the Board.

3.4                               Series B Preferred Stock Protective Provisions. Notwithstanding anything to the contrary in Section 3.3, at any time when any shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following:

3.4.1                     amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation in a manner that disproportionately and adversely affects the powers, preferences or rights of the Series B Preferred Stock without (in addition to any other vote required by law or this Certificate of Incorporation) the prior written consent of the holders of at least 53% of the Series B Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void, and of no force or effect; provided, however, that the Participation Cap with respect to the Series B Preferred Stock may not be amended, altered, waived or repealed without the prior written consent of the holders of at least 55% of the Series B Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void, and of no force or effect;

3.4.2                     create or issue any new class or series of shares in the capital of the Corporation having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock (including with respect to redemption, liquidation preference, voting or dividends) without (in addition to any other vote required by law or this Certificate of Incorporation) the prior written consent of the holders of at least 53% of the Series B Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void, and of no force or effect;

3.4.3                     effect a merger, consolidation, sale of any, all or substantially all of the assets of the Corporation, or other reorganization of the Corporation (or a subsidiary of the Corporation) resulting in a Liquidity Event, or consent to any of the foregoing that results in the holders of Series B Preferred Stock receiving less than their full liquidation preference as set forth in Section 2.1.1 without (in addition to any other vote required by law or this Certificate of Incorporation) the prior written consent of the holders of at least 55% of the Series B Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void, and of no force or effect;

3.4.4                     liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidity Event, or consent to any of the foregoing that results in the holders of Series B Preferred Stock receiving less than their full liquidation preference as set forth in Section 2.1.1 without (in addition to any other vote required by law or this Certificate of Incorporation) the prior written consent of the holders of at least 55% of the Series B Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void, and of no force or effect;

3.4.5                     increase or decrease the authorized number of shares of Series B Preferred Stock without (in addition to any other vote required by law or this Certificate of Incorporation) the prior written consent of the holders of at least 55% of the Series B Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void, and of no force or effect.

4.                                      Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock (but not Common A Stock) as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” for (i) the Series Seed Preferred Stock shall initially be equal to $10.00 (the “Series Seed Conversion Price”), (ii) the Series A Preferred Stock shall initially be equal to $34.70 (the “Series A Conversion Price”) and (iii) the Series B Preferred Stock shall initially be equal to $63.79 (the “Series B Conversion Price”). Such initial Conversion Prices, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2                     Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2                               Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock (but not Common A Stock) as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock (but not Common A Stock) and the aggregate number of shares of Common Stock (but not Common A Stock) issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock (but not Common A Stock), such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock (but not Common A Stock) issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock (but not Common A Stock) issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock (but not Common A Stock) otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2                     Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock (but not Common A Stock) as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock (but not Common A Stock) shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock (but not Common A Stock) to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock (but not Common A Stock) at such adjusted applicable Conversion Price.

4.3.3                     Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4                     No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock (but not Common A Stock) delivered upon conversion.

4.3.5                     Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                               Adjustments to Conversion Price for Diluting Issues.

4.4.1                     Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)                                 “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(c)                                  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (but not Common A Stock), but excluding Options.

(d)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)                                     shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)                                  shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)                               shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including a majority of the Investor Directors;

(iv)                              shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security (including for the avoidance of doubt, the issuance of Series Seed Preferred Stock pursuant to the exercise of warrants outstanding from time to time);

(v)                                 any shares of stock or other securities issued by the Corporation in consideration of a bona fide acquisition by the Corporation of any company or business provided that both the acquisition and the terms of the proposed issuance of shares of stock or other securities have been approved by (a) the Board of Directors of the Corporation, including a majority of the Investor Directors and (b) the Investor Majority; or

(vi)                              subject to Section 4.4.2 hereof any shares of stock or Convertible Securities which the Board and the Investor Majority have agreed in writing should be issued (or granted).

4.4.2                     No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 60% of the then outstanding shares of the series of Preferred Stock affected by such adjustment agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock as applicable to such affected series of Preferred Stock.

4.4.3                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such

Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                     Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = (CP1 * (A + B)) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                 “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)                                 “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)                                  “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)                                 “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5                     Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property: Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)                                 Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)                                     The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6                     Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                               Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                               Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i)                                     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock (but not Common A Stock) on the date of such event.

4.7                               Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock (but not Common A Stock) on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9                               Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

4.10                        Notice of Record Date. In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidity Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.                                      Mandatory Conversion.

5.1                               Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $95.69 per share (subject to any Adjustment Event), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30 million of proceeds, net of the underwriting discount and commissions, to the Corporation (“Qualifying IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 75% of the then outstanding shares of Preferred Stock, voting together as a single-class on an as-converted basis and not separate series (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation; provided, however, that a mandatory conversion of the outstanding shares of Series B Preferred Stock pursuant to clause (b) above that is in connection with a Liquidity Event and the holders of outstanding shares of Series B Preferred Stock (with respect to their shares of Series B Preferred Stock) would receive less than their full liquidation preference under Section 2.1.1 hereof or less than the amount that the holders of outstanding shares of Series B Preferred Stock (with respect to their shares of Series B Preferred Stock) would have received pursuant to Section 2.1.1 and Section 2.1.4 but for the mandatory conversion under clause (b) above, then the holders of at least 55% of the outstanding shares of Series B Preferred Stock must approve such conversion.

5.2                               Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b)pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.                                      Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

7.                                      Waiver. Whenever the capital stock of the Corporation is divided into different classes or series of shares, the special rights attached to any such class or series may only be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or series except that the special rights attaching to each series of Preferred Stock may only be waived with (x) with respect to the Series Seed Preferred Stock and the Series A Preferred Stock, the prior written consent of the holders of at least a majority of the shares of such series then-outstanding, and (y) with respect to the Series B Preferred Stock, the prior written consent of the holders of at least 55% of the shares of Series B Preferred Stock then-outstanding.

8.                                      Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE FIFTH

Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE SIXTH

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVENTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE EIGHTH

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE NINTH

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE TENTH

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE ELEVENTH

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Eleventh shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eleventh (including, without limitation, each portion of any sentence of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*      *      *

THIRD: That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 21st day of July, 2017.

By:	/s/ Robert Coffin

President